Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FIRST QUARTER RESULTS

Broomall, Pennsylvania.  April 26, 2011 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter ended March 31, 2011.

The Company reported net income of $675,000 or $.12 per share for the quarter ended March 31, 2011 an increase of $489,000 or $.09 per share as compared to net income of $186,000 or $.03 per share for the quarter ended March 31, 2010.  Net interest income increased $551,000 or 17.9% to $3.6 million while other income decreased $117,000 or 44.0% to $149,000 for the quarter ended March 31, 2011 as compared to the same period in 2010.  Other expenses decreased $14,000 or 0.5% to $2.7 million and the provision for loan losses decreased $295,000 or 56.7% for the quarter ended March 31, 2011 as compared to the same period in 2010.  Income tax expense amounted to $179,000 for the quarter ended March 31, 2011 as compared to an income tax benefit of $75,000 for the same period in 2010.

The increase in net interest income was primarily due to a decrease in interest expense on customer deposits and FHLB advances as a result of a decrease in rates paid and the repayment of all outstanding FHLB advances in 2010.  These decreases were partially offset by a decrease in interest income, primarily due to lower yields on interest-earning assets.  The decrease in other income was primarily due to the elimination of management fees received from the Company’s mutual holding company due to the successful completion of the Company’s reorganization and stock offering in January 2011.  The decrease in other expenses primarily resulted from decreases in salaries and employee benefits and occupancy and equipment expenses.  The decrease in the provision for loan losses was primarily due to the prior-year need for additional reserves of $370,000.  The increase in income tax expense was due to a higher level of taxable income.

The Company’s total assets increased $17.8 million or 3.9% to $472.3 million at March 31, 2011 as compared to $454.5 million at December 31, 2010.  Cash and cash equivalents increased $15.5 million or 25.1% to $77.4 million and net loans receivable increased $1.2 million or 0.4% to $287.2 million while investment and mortgage-backed securities decreased $1.7 million or 2.1% to $75.9 million at March 31, 2011.  Customer deposits decreased $6.5 million or 1.7% to $378.1 million and borrowings decreased $3.7 million or 50.4% to $3.7 million at March 31, 2011.  Total stockholders’ equity increased to $85.7 million or 18.2% of total assets as of March 31, 2011 compared to $49.0 million or 11.0% of total assets at December 31, 2010, primarily as a result of net proceeds received from the recently completed stock offering in January 2011.

Nonperforming assets increased $751,000 to $19.7 million or 4.17% of total assets at March 31, 2011 as compared to $19.0 million or 4.17% of total assets at December 31, 2010.  The nonperforming assets at March 31, 2011 included $16.7 million in nonperforming loans and $3.0 million in real estate owned.  The increase in nonperforming assets was primarily due to a $359,000 increase in real estate owned and a $226,000 increase in nonperforming commercial real estate loans as of March 31, 2011.  Overall, nonperforming loans included $2.5 million in single-family residential real estate loans, $2.4 million in commercial real estate loans, $11.4 million in real estate construction loans, $140,000 in commercial business loans and $354,000 in consumer loans.  The allowance for loan losses amounted to $5.3 million or 31.6% of nonperforming loans at March 31, 2011 as compared to $5.1 million or 31.2% at December 31, 2010.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Interest income	$4,772	$5,079
Interest expense	1,146	2,004
Net interest income	3,626	3,075
Provision for loan losses	225	520
Other income	149	266
Other expenses	2,696	2,710
Income before income tax	854	111
Income tax expense (benefit)	179	(75)
Net income	$675	$186

Basic earnings per share	$0.12	$0.03	*

*	Basic earnings per share for the prior period has been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred in January 2011.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

	March 31,	December 31,
	2011	2010
Total assets	$472,314	$454,476
Cash and cash equivalents	77,416	61,891
Investment and mortgage-backed securities	75,910	77,574
Loans receivable - net	287,246	286,056
Deposits	378,059	384,595
Borrowings	3,659	7,384
Total stockholders' equity	85,748	48,991